AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (“Agreement”) dated September 27, 2007 (the “Amendment Date”), between MRU Holdings, Inc., a Delaware corporation with its principal place of business located at 590 Madison Avenue 13th Floor, New York, NY 10022, its affiliates, subsidiaries, successors and assigns (the “Company”), and Edwin J. McGuinn, an individual residing at 20 Cobb Island Drive, Greenwich, CT 06830 (the “Executive”).

WHEREAS, prior to the Effective Date, the Executive has both consulted for and been employed by, and has been performing executive services for, the Company; and

WHEREAS, the Company and the Executive (the “Parties”) entered into an Employment Agreement dated November 17, 2004 (the “Initial Agreement”) which was effective as of November 1, 2004 (the “Effective Date”); and

WHEREAS, the Parties wish to amend the Initial Agreement in order to continue Executive’s employment by the Company upon the terms and conditions set forth herein and otherwise to continue the terms and conditions of the Executive’s employment as set forth in the Initial Agreement (as amended herein, the “Agreement”).

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties agree as follows:

1.    Interim Periods. The Parties acknowledge that during the period from April 12, 2004 to July 8, 2004 (the “Interim Period”), the Executive served Iempower, Inc. (acquired by the Company on July 8, 2004 and a wholly owned subsidiary of the Company “Iempower”) in the position of senior consultant and member of Iempower’s board of directors. The Parties further acknowledge that during the Interim Period, the Executive has been entitled to receive compensation from the Company in the amount of $1,500 per day or fractional equivalent thereof, as applicable (the “Interim Compensation”). In full satisfaction of the Company’s obligation to pay such Interim Compensation, the Company has issued the Executive 46,875 shares of its common stock together with warrants to acquire 8,844 shares of common stock at an initial exercise price of $2.00 per share. The Parties also acknowledge that during the period from July 9, 2004 until October 31, 2004 (the “Second Interim Period”), Executive served the Company as Chairman of the Board and Interim Chief Executive Officer. The Parties acknowledge that during the Second Interim Period, the Executive has been entitled to compensation at the rate of $125,000 per year, with a guaranteed bonus the pro rata portion of $50,000 per year (“Second Interim Compensation”). In full satisfaction of the Company’s obligation to pay such Second Interim Compensation, the Company has paid to the Executive his pro-rata salary for this period and has issued to the Executive options to acquire 410,000 shares of common stock under the Company’s 2004 Omnibus Incentive Plan (the “Plan”). These options vested and became exercisable on a quarterly basis over a period of one year, with 25% of such options being vested and exercisable on November 1, 2004 (the “Grant Date”) and an additional 25% of such options becoming vested and exercisable on the first day of each calendar quarter thereafter until all options are fully vested. The options granted shall be exercisable for a period of ten years following the Grant Date and shall have an initial exercise price of $1.60.

2.    Periods of Service.

(a) Employment Period. As of the Effective Date, the Company shall employ the Executive, and the Executive agrees to be employed by Company in the position of Chairman of the Board of Directors and Chief Executive Officer in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on October 31, 2008 (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of paragraph 11 below, in which case the provisions of paragraph 11 shall control (the “Term”). Upon expiration of the Term and thereafter, it shall automatically renew itself and continue in full force and effect from year to year unless written notice of election not to renew, or written notice of election to modify any provision of this Agreement, is given by one party, and received by the other not later than sixty (60) days prior to the expiration of this Agreement or any extension hereto.

The Executive affirms that, except as otherwise set forth herein, no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

(b) Additional Service. Provided that this Agreement has not been terminated by reason of Death, Disability or Cause, all as defined in paragraph 11 hereof, then, in the event that the Executive’s employment hereunder is not renewed in accordance with paragraph 2(a) after the Scheduled Termination Date, the Executive shall nevertheless continue to serve the Company for a minimum period of one year after the expiration of the Term either (i) as a member of the Company’s Board of Directors, in which case the Company shall take all appropriate action to nominate the Executive for election as a Director or (ii) as a member of the Board of Directors of a Subsidiary of the Company, as defined in the MRU Holdings, Inc. Amended and Restated 2004 Incentive Plan.

(c) Position and Duties. During the Term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of Chairman of the Board of Directors, unless and until otherwise instructed by the Company, and shall also serve as the Company’s Chief Executive Officer. The Executive agrees to devote his working time, as set forth in Paragraph 5 hereof, utilizing his skill, energy and best business efforts on behalf of the Company. Notwithstanding anything to the contrary above, the Company acknowledges and agrees that the Executive: (i) will continue to serve as an officer and director of eLOT, Inc, formerly a public company (and now a private holding company for intellectual property); (ii) serve as a director of Enigma Software, a privately owned software company (not involved in the educational finance sector); and (iii) is and expects to continue to be involved in civic and charitable endeavors. However, the Executive shall not engage in activities outside the scope of his employment with the Company if such activities would detract from or interfere with his ability to fulfill his responsibilities and duties under this Agreement or require substantial amounts of his time or of his services. Notwithstanding anything to the contrary contained herein, upon written notice to the Board of Directors the Executive may hold officer and non-executive director positions (or the equivalent position) in or at other entities not inconsistent with the best interests of the Company so long as the Board of Directors has not provided Executive written notice that it has determined that such activities will interfere with his ability to perform his duties and responsibilities hereunder.

3.    No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, acquire any interest of any type in any other business or engage in any activities that conflict with the Company’s best interests or which is in competition with the Company.

4.    Days/Hours of Work and Work Week. The Executive shall normally work five (5) days per week and his hours of work shall be appropriate to the nature of the Executive’s duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive’s work schedule.

5.    Location. For at least three days per week, the locus of the Executive’s employment with the Company shall be the Company’s office located at 590 Madison Avenue, New York, NY 10022. The Executive may spend two days a week at an office in Stamford, Connecticut or at such other location within Fairfield County, Connecticut, as the Executive may choose. The Company agrees that it shall provide a rental allowance of $1,200.00 per month for the Executive’s Connecticut office, such allowance to be paid as the within five (5) days of the beginning of each month, to the Executive or to such person or entity as the Executive may direct.

6.    Compensation.

(a)  Base Salary. During the Term of this Agreement, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, pro rata bi-weekly payments of the annual salary which shall remain at its current rate until January 1, 2008 at which time Executive’s annual salary shall increase to $250,000, less all applicable taxes and other appropriate deductions. The Executive’s base salary shall be increased annually, effective on January 1 of each calendar year, beginning on January 1, 2009, in an amount no less than ten percent (10%). In addition, the Company’s Board of Directors (the “Board”) shall review the Executive’s base salary annually to determine whether it should be increased more than ten percent (10%). The decision to increase the Executive’s base salary more than ten percent (10%) and the amount of any such increase shall be within the Board’s sole discretion.

(b)  Annual Bonus. During the Term of this Agreement, the Executive shall be entitled to an annual bonus in an amount no less than $50,000.00 for each calendar year (or pro-rata portion thereof in the case of a period of less than twelve (12) months. The decision to pay any annual bonus to the Executive in excess of $50,000.00, and the amount of any annual bonus increment in excess of $50,000.00, shall be within the Board’s sole discretion based on its review of the operating performance of the Company during the fiscal year to which the bonus pertains. Each annual bonus shall be paid by the Company to the Executive promptly after the first meeting of the Board following the previous calendar year, but in no case later than March 30th of each year.

7.    Expenses.

(a)  Business Expenses. During the Term of this Agreement, the Executive shall be entitled to payment or reimbursement of any and all reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Executive for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Executive, in fact, incurred or paid said expenses.

(b)  Agreement Expenses. The Company agrees that it shall reimburse the Executive for his attorney’s fees and legal expenses in the negotiation, review and drafting of this Agreement and Amended Agreement up to the amount of $3,500.00. The Executive shall be responsible for any such expenses in excess of $3,500.00.

8.    Vacation. During the Term of this Agreement, the Executive shall be entitled to accrue 20 vacation days, per year. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year without limitation.

9.    Stock Options/Warrants.

(a)  Grant of Options. Upon the decisions of the Board of Directors and the approval of the Company’s stockholders to increase the number of shares of common stock available under the Plan, the Company has granted the Executive options to acquire 250,000 shares of common stock on September 20, 2005 and 200,000 shares of common stock on January 9, 2006. The per share exercise price of options granted prior to the Amendment Date pursuant to this paragraph 9(a) is $ 3.00 and $3.85 respectively, the fair market value per share of Company common voting stock on the date of issuance. The Executive shall, in the discretion of the Board of Directors and subject to the terms of the Plan and any subsequent stock incentive plan as may be approved by the Company’s stockholders, continue to be eligible to be granted further options after the Amendment Date. Such grant and each subsequent grant of options to the Executive during the Term shall be evidenced by an Option Agreement in a form substantially similar to Exhibit A, attached hereto and made a part hereof.

(b)  Vesting and Exercise. The options granted on September 20, 2005 pursuant to the terms of this paragraph 9 vest and became exercisable on a quarterly basis over a period of two years, with 25% of such options being vested and exercisable on the grant date and an additional 12½% of such options becoming vested and exercisable on the first day of each calendar quarter thereafter until all options became fully vested. The options granted on January 9, 2006 became exercisable on an annual basis over a period of three years, with 33.3% of such options being vested and exercisable one year after the grant date and an additional 33.3% of such options becoming vested and exercisable two years after the grant date thereafter until all options became fully vested. The options granted shall be exercisable for a period of ten years following the grant date. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the Plan.

(c)  Accelerated Vesting.In the event the Executive’s employment with the Company is terminated by reason of Death, Disability or without Cause, all as defined in paragraph 11 hereof, or in the event that the Executive terminates this Agreement for Good Reason, as defined in paragraph 11 hereof, or in the event that the Executive shall no longer be employed in the position of Chairman of the Board and Chief Executive Officer for any reason other than a termination for Cause, all of Executive’s granted and unvested options and warrants shall immediately vest and become immediately exercisable by the Executive.  Said options and warrants may be exercised by the Executive, or in the event of Death or Disability by the Executive’s legal representative, as appropriate, for a period of one year following the date of termination of the Executive’s employment with the Company.

(d)  Payment. The full consideration for any shares purchased by the Executive shall be paid in cash or on such other terms as the Parties may agree. Subject to the terms and conditions of the Plan and any subsequent stock incentive plan, the Option Agreement shall permit cashless exercise of options by the Executive.

10.    Other Benefits.

(a)  During the Term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s executive employees.

(b)  Notwithstanding anything contained in paragraph 10(a) hereinabove to the contrary:

(i)  The cost of the Executive’s coverage under the Benefit Plans providing health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance, shall be paid by the Company.

(ii)  The Executive’s spouse and dependent minor children will be covered under the Benefit Plans providing health, medical, dental, and vision benefits, and the cost of such coverage shall be paid by the Company.

(iii)  The Company shall reimburse the Executive for any out-of-pocket expenses incurred in connection with the Benefit Plan coverages provided in this paragraph 10 as the result of any deductible or co-insurance provision of any insurance policy; provided, that any such reimbursements shall not exceed Ten Thousand Dollars ($10,000.00) per calendar year.

(iv)  The Company will purchase, at its expense, long-term disability insurance providing the Executive with payments of $10,000.00 per month until age sixty-five (65); provided however, that if the cost of such long-term disability insurance coverage exceeds $12,000.00 per year, the Executive shall be required to pay any premium amount in excess of $12,000.00 per year and if the Executive chooses not to pay such excess premium amount, the Company shall only be required to provide as much long-term disability insurance as can be purchased for $12,000.00 per year.

(v)  The Company has purchased a directors and officers liability insurance policy or has otherwise obtained directors and officers liability insurance coverage, in the amount of Three Million Dollars ($3,000,000.00), covering the Executive and commits to increase such coverage to Five Million Dollars ($5,000,000.00) as soon as possible, but in no event later than January 1, 2005.

11.    Termination of Employment.

(a)  Death. In the event that, during the Term of this Agreement, the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of death, including any carryover days. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)  “Disability.” In the event that, during the Term of this Agreement, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of “Disability,” as defined hereinbelow, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of Disability, including any carryover days. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that, in the Board’s discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Executive’s affliction, one of whom shall be chosen by the Board and one of whom shall be chosen by the Executive, prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than six consecutive months.

(c)  “Cause.”

(i)  At any time during the Term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of said written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, after the exhaustion of all available appeals; or (c) fraud, dishonesty, competition with the Company, unauthorized use of any of the Company’s or any such subsidiary’s trade secrets or confidential information, or gross misconduct which is materially and demonstratively injurious to the Company. Termination under paragraphs 11(c)(i)(b) and 11(c)(i)(c) above shall not be subject to cure.

(ii)  Termination of the Executive for “Cause” pursuant to paragraph 11(c)(i)(a) shall be made by delivery to the Executive of a copy of the written demand referred to in paragraph 12(c)(i)(a), or pursuant to paragraphs 11(c)(i)(b) or (c) by delivery to the Executive of a written notice from the Board, either of which shall specify the basis of such termination, the conduct justifying such termination, and the particulars thereof and finding that in the reasonable judgment of the Board, the conduct set forth in paragraph 11(c)(i)(a), 11(c)(i)(b) or 11(c)(i)(c), as applicable, has occurred and that such occurrence warrants the Executive’s termination of employment. Upon receipt of such demand or notice, the Executive, shall be entitled to appear before the Board for the purpose of demonstrating that “Cause” for termination does not exist or that the circumstances which may have constituted “Cause” have been cured in accordance with the provisions of paragraph 11(c)(i). No termination shall be final until the Board has reached a determination regarding “Cause” following such appearance.

(iii)  Upon termination of this Agreement for “Cause,” the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company, including any carryover days. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)  “Good Reason.”

(i)  At any time during the Term of this Agreement, subject to the conditions set forth in paragraph 11(d)(iii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s consent, of any of the following events: (a) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Start Date; (b) the assignment to the Executive of a title that is different from and subordinate to the title specified in paragraph 2 hereinabove; (c) a Change of Control (as defined in paragraph 11(d)(ii) herein below); (d) relocation of the Company’s office in New York to any location which is more than one hundred (100) miles from Executive’s present home address; or (e) a material breach of this Agreement by the Company.

(ii)  For purposes of this Agreement, “Change of Control” means the Company’s Board votes to approve: (a) any consolidation or merger of the Company pursuant to which 50 percent or more of the outstanding voting securities of the surviving or resulting company are not owned collectively by the common share and warrant holders of Iempower, Inc. as of November 1, 2004 (the “Current Control Group”); (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (c) any person or persons (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the Current Control Group, shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of 50 percent or more of outstanding voting securities of the Company; or (d) commencement by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeree acquires more than 50 percent of the then outstanding voting securities of the Company.

(iii)  The Executive shall be entitled to terminate this Agreement and his employment with the Company for “Good Reason” provided that he has delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for “Good Reason” within five (5) business days after either (a) the date on which the Executive receives written notice from the Company of the occurrence of any event included within the meaning of “Good Reason” under paragraph 11(d)(i) hereof or (b) the date on which the Executive obtains actual knowledge of the occurrence of any event included within the meaning of “Good Reason” under paragraph 11(d)(i) hereof. Such notice, if given by the Executive pursuant to subparagraph 11(d)(iii)(b) hereof, shall specify in reasonable detail the circumstances claimed to provide the basis for such termination for “Good Reason.” Notwithstanding the foregoing, the Executive shall not be entitled to terminate this Agreement and his employment with the Company if the Company has eliminated the circumstances constituting “Good Reason” within 30 days of its receipt from the Executive of the written notice described in this paragraph 11(d)(iii).

(iv)  In the event that the Executive terminates this Agreement and his employment with the Company for “Good Reason,” the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (a) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company, including any carryover days; (b) the Executive’s full base salary (including guaranteed annual ten percent (10%) increases) through the Scheduled Termination Date; (c) the Executive’s guaranteed annual bonuses in the amount of $50,000.00 that he would have been awarded through the Scheduled Termination Date; (d) the value of vacation days that the Executive would have accrued through the Scheduled Termination Date; (e) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date (“Continued Benefits”); and (f) severance pay in an amount equal to the sum of the Executive’s annual base salary in effect immediately prior to his last date of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this subparagraph (d), “Scheduled Termination Date” shall mean the end of the Term if termination occurs prior to the end of the Term and shall mean the last day of any one year renewal term if termination occurs during such renewal term and prior to the end of such renewal term.

(v)  At the Executive’s option, the amounts described in paragraphs 11(d)(iv)(b) and (c) hereinabove shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of paragraphs 6(a) and (b), had the Executive remained employed by the Company. To exercise such option, the Executive shall deliver to the Company written notice electing such option within ten (10) business days after his last date of employment with the Company. If the Executive fails to deliver such written notice within ten (10) business days after his last date of employment with the Company, the Executive shall be entitled to receive the amounts described in paragraphs 11(d)(iv)(b) and (c) hereinabove in a lump sum within forty-five (45) days of his last date of employment with the Company. The amount described in paragraph 11(d)(iv)(f) shall be paid to the Executive within forty-five (45) days of the Executive’s last date of employment with the Company.

(vi)  The Executive shall have no duty to mitigate his damages, except that Continued Benefits shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive during the period prior to the Scheduled Termination Date by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.

(e)  Without “Cause.”

(i)  By The Executive. At any time during the Term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without “Cause” or “Good Reason” as these terms are defined hereinabove, by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company pursuant to this paragraph 11(e)(i), the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary, pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company, including any carryover days. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii)  By The Company. At any time during the Term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without “Cause,” as that term is defined in paragraph 11(c)(i) hereinabove, by providing prior written notice of at least ninety (90) days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company, including any carryover days. In addition, so long as Executive has not and does not violate the provisions of paragraphs 13, 14 and 15 of this Agreement, the Company shall pay or provide to the Executive (a) the Executive’s full base salary (including guaranteed annual ten percent (10%) increases) through the Scheduled Termination Date; (b) the Executive’s guaranteed annual bonuses in the amount of $50,000.00 that he would have been awarded through the Scheduled Termination Date; (c) the value of vacation days that the Executive would have accrued through the Scheduled Termination Date; (d) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date (“Continued Benefits”); and (e) severance in an amount equal to the sum of the Executive’s annual base salary in effect immediately prior to his last date of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this subparagraph (ii), “Scheduled Termination Date” shall mean the end of the Term if termination occurs prior to the end of the Term and shall mean the last day of any one year renewal term if termination occurs during such renewal term and prior to the end of such renewal term.

(iii)  At the Executive’s option, the amounts described in paragraphs 11(d)(iv)(b) and (c) hereinabove shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of paragraphs 6(a) and (b), had the Executive remained employed by the Company. To exercise such option, the Executive shall deliver to the Company written notice electing such option within ten (10) business days after his last date of employment with the Company. If the Executive fails to deliver such written notice within ten (10) business days after his last date of employment with the Company, the Executive shall be entitled to receive the amounts described in paragraphs 11(d)(iv)(b) and (c) hereinabove in a lump sum within forty-five (45) days of his last date of employment with the Company. The amount described in paragraph 11(d)(iv)(f) shall be paid to the Executive within forty-five (45) days of the Executive’s last date of employment with the Company.

12.    Confidential Information.

(a)  The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers (“Confidential Information”). The term “Confidential Information” means, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

(b)  Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity the Confidential Information, whether or not prepared or developed by the Executive. Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, suppliers, employees, consultants, and/or co-venturers of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) information concerning the business of the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) technical information concerning products and services of the Company, its affiliates and/or its clients or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients or customers; (vi) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its affiliates and/or its clients or customers; (vii) any other information disclosed to the Executive by, or which the Executive obtained under a duty of confidence from, the Company, its affiliates and/or its clients or customers; and (viii) all other information concerning the Company not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business of the Company, its affiliates and/or its clients or customers.

(c)  The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d)  In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

13.    Ownership and Assignment of Inventions.

(a)  The Executive acknowledges that, in connection with his duties and responsibilities relating to his employment with the Company, he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books (except for business addresses and business address books not related to the Company), documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials (“Inventions”). To the extent that any such Inventions relate to any actual or reasonably anticipated business of the Company or any of its affiliates, or falls within, is suggested by or results from any tasks assigned to the Executive for or on behalf of the Company or any of its affiliates, the Executive expressly acknowledges that all of his activities and efforts relating to any Inventions, whether or not performed during his or the Company’s regular business hours, are within the scope of his employment with the Company and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions. The Executive also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Inventions.

(b)  The Executive expressly acknowledges and agrees to assign to the Company, and hereby assigns to the Company, all of the Executive’s right, title and interest in and to all Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.

(c)  In connection with all Inventions, the Executive agrees to disclose any Invention promptly to the Company and to no other person or entity. The Executive further agrees to execute promptly, at the Company’s request, specific written assignments of the Executive’s right, title and interest in any Inventions, and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Invention in the United States or other countries.

(d)  The Executive acknowledges that all rights, waivers, releases and/or assignments granted in this paragraph 13 by the Executive are freely assignable by the Company and are made for the benefit of the Company and its Affiliates, subsidiaries, licensees, successors and assigns.

14.    Non-Competition And Non-Solicitation.

(a)  The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive are valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitutes a legitimate business interest of Company, its affiliates and/or its clients or customers to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (“the Geographic Boundary”), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The Executive also acknowledges that the business of the Company is making federal and alternative loans to students (the “Business of the Company”).

(b)  The Executive hereby agrees and covenants that he shall not, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period of two years following the termination of this Agreement and the Executive’s employment with the Company for any reason, in the Geographic Boundary:

(i)  Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company;

(ii)  Solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing, extending, or entering into contractual or other relationships with the Company or to become a customer of or enter into any contractual or other relationship with any other individual, person or entity for the purpose of purchasing competitive products or services; or

(iii)  Recruit, hire, induce, contact, divert or solicit, or attempt to recruit, induce, contact, divert or solicit, any employee of the Company to leave the employment thereof, whether or not any such employee is party to an employment agreement.

15.    Indemnification. The Company hereby covenants and agrees to indemnify the Executive to the fullest extent permitted by law and to hold the Executive harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of his job duties pursuant to this Agreement. The Company also hereby agrees to cover the Executive under a directors’ and officers’ liability insurance policy at all times, with such coverage no less favorable than that given to other executive employees of the Company.

16.    Dispute Resolution. The Parties agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement and the terms and conditions of the Executive’s employment with the Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). The arbitration shall be held in the Borough of Manhattan, New York, New York. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. §1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

Notwithstanding this agreement to arbitrate, the Parties agree that any violation of paragraphs 13, 14 or 15 of this Agreement may be restrained by the issuance of an injunction or other equitable relief by a court of competent jurisdiction, in addition to other remedies provided by law or this Agreement.

In the event of any legal action or other proceeding arising out of or related to or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in that action or proceeding, including attorneys’ fees, costs and expenses incurred on appeal, if any, in addition to any other relief to which such party may be entitled, from the non-prevailing party.

17.   Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:
MRU Holdings, Inc.
590 Madison Avenue, 13th Floor
New York, NY 10022

If to the Executive:
Edwin J. McGuinn, Jr.
20 Cobb Island Drive,
Greenwich, CT 06830

18.   Miscellaneous.

(a)  Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company’s business.

(b)  All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that State’s principles of conflicts of law.

(c)  The Parties agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(d)  The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of paragraphs 12, 13 and 14 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of paragraphs 12, 13 and 14 of this Agreement. The Parties agree that any pursuit of equitable relief in respect of paragraphs 12, 13 and 14 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of paragraph 16 of this Agreement.

(e)  Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(f)  The Parties independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement.

(g)  The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns.

(h)  This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Parties.

(i)  This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.
UNDERSTOOD, AGREED, AND ACCEPTED:

Edwin J. McGuinn, Jr.	MRU HOLDINGS, INC.

/s/ Edwin J. McGuinn, Jr.	By: /s/ Michael Brown Name: Michael Brown Title: Lead Independent Director

Dated: November 17, 2004 Amended as of: September 27, 2007	Dated: November 17, 2004 Amended as of: September 27, 2007